Exhibit 99.1

PRESS RELEASE

WINN-DIXIE STORES, INC.  |  5050 EDGEWOOD COURT  |  JACKSONVILLE, FLA. 32254  |  (904) 783-5000

Winn-Dixie Stores, Inc., Reports Fourth Quarter and Fiscal Year 2009 Results

Highlights

•	Fourth quarter Adjusted EBITDA of $44.3 million; fiscal 2009 Adjusted EBITDA of $164.2 million

•	Fourth quarter identical store sales increase of 1.6%; fiscal 2009 identical store sales increase of 1.2%

•	Remodeled 75 stores in fiscal 2009; offensive remodels exceeding 10% identical store sales lift target

•	Liquidity of $662 million and no borrowings under the revolving credit facility

JACKSONVILLE, Fla. (August 24, 2009) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported net income of $9.4 million, or $0.17 per diluted share for the fourth quarter ended June 24, 2009, compared to a net loss of $5.5 million, or $0.10 per diluted share, in the same period last year. Adjusted EBITDA in the fourth quarter of fiscal 2009 was $44.3 million, an increase of $34.7 million from Adjusted EBITDA of $9.6 million in the same period last year.

Winn-Dixie Chairman, CEO, and President, Peter Lynch, said, “I am very pleased with our financial performance in the fourth quarter which rounded out a very good year for Winn-Dixie. During fiscal 2009, we made significant progress in executing on the fundamentals. Our merchandising and marketing programs delivered strong results, enabling us to increase both sales and gross margin, despite the challenges posed by the economy. In addition, we managed our capital spending effectively while continuing to implement our store remodel program and make other improvements across the chain.”

Fiscal 2009 Fourth Quarter Results

Net sales in the fourth quarter of fiscal 2009 were $1.7 billion, an increase of $24.3 million compared to the prior year period. Identical store sales from continuing operations increased 1.6% compared to the same period in the prior fiscal year. Fourth quarter identical store sales were impacted positively by approximately 140 basis points due to the timing of the Easter holiday. In addition, identical store sales in the fourth quarter of fiscal 2009 were impacted negatively by approximately 60 basis points due to a higher percentage of generic versus branded pharmaceutical products sold.

Gross profit in the fourth quarter of fiscal 2009 was $500.4 million, or 29.2% of net sales, compared to $455.1 million, or 26.9% of net sales, in the fourth quarter of fiscal 2008. The increase in gross profit primarily reflects the benefit of product mix changes, reduced levels of promotional activity and a LIFO benefit. The Company recorded a $3.3 million LIFO benefit during the fourth quarter of fiscal 2009, compared to an $8.6 million LIFO charge in the fourth quarter of fiscal 2008.

Other operating and administrative expenses for the fourth quarter of fiscal 2009 were $477.8 million, an increase of $17.2 million compared to the same period in the prior fiscal year. The increase in other operating and administrative expenses in the fourth quarter of fiscal 2009 was due primarily to higher retail payroll, advertising expense, a decrease in the benefit from self-insurance reserves reduction, depreciation and amortization, and an increase in utility rates.

As of June 24, 2009, Winn-Dixie had approximately $662 million of liquidity, comprised of $479 million of borrowing availability under its credit agreement and $183 million of cash and cash equivalents. Capital expenditures for fiscal 2009 were approximately $217 million.

Store Remodeling Program

Winn-Dixie continued to make progress with the store remodeling program it commenced in the second half of fiscal 2007. The Company is on track to remodel roughly half of its stores by the end of fiscal 2010 and substantially all of its stores by the end of fiscal 2013.

On July 15, 2009, the Company announced that it had completed remodels and upgrades on all 51 Winn-Dixie stores in the Jacksonville, Florida market, which includes locations in North Florida and South Georgia. The Company targeted marketing efforts in that market to relaunch the Winn-Dixie brand with a new advertising campaign. The Company is also enhancing its training and development programs for associates to improve the customer experience in this market.

At the end of fiscal 2009, the Company had completed 170 store remodels, 73 of which were still within their first year of operation. Of the 73 first-year store remodels, 47 are considered by the Company to be offensive remodels. For fiscal 2009, those 47 stores had a 10.3% weighted average sales increase compared to the same period in the prior fiscal year, excluding the grand re-opening phase. The sales increase resulted from increases in transaction count and basket size of 5.6% and 4.5%, respectively.

Corporate Brands Program

For the fourth quarter of fiscal 2009, the Company’s corporate brands penetration rate on the categories it measures improved to 21.8%, an increase of 70 basis points compared to the same period in the prior fiscal year. To date, the Company has completed packaging and label redesigns for over 2,500 corporate brand products. The Company’s plan is to have redesigned substantially all of its line of corporate brand products, which consists of approximately 3,000 items, by the end of calendar year 2009.

Fiscal Year 2009 Results

For fiscal 2009, net sales increased by $85.5 million to $7.4 billion compared to the prior fiscal year, with identical store sales from continuing operations up 1.2% compared to the prior fiscal year. Gross profit as a percentage of net sales was 28.5%, an increase of 130 basis points compared to the prior fiscal year.

Net income for the fiscal year 2009 was $39.8 million, or $0.73 per diluted share, compared to net income of $12.8 million, or $0.24 per diluted share, in the prior fiscal year. Adjusted EBITDA was $164.2 million, an increase of $62.4 million compared to the prior year, driven primarily by higher sales and gross profit margin, and it includes $4.4 million due to both the positive sales impact from Hurricanes Gustav and Ike and tropical storm Fay and federal assistance monies provided to the impacted communities.

Fiscal 2010 Guidance

The Company reiterated its Adjusted EBITDA guidance for fiscal 2010, initially announced on July 22, 2009, for Adjusted EBITDA to be in the range of $170 to $180 million. The Company noted that, for the first eight weeks of fiscal 2010 identical store sales have been slightly positive when adjusted for the benefit of hurricane-related sales in the first quarter of fiscal 2009. The Company continues to expect that full year fiscal 2010 identical store sales will be in the range of 1% to 2%.

The Company noted that fiscal 2010 is a 53-week year; however, due to the timing of the additional week, the Company does not anticipate this week to have a material impact on results.

Capital expenditures in fiscal 2010 are expected to be approximately $220 million, with the Company’s 75 planned store remodels accounting for approximately $130 million. The additional $90 million is for retail store improvements and maintenance, IT systems, new stores, logistics and back-up generators. The Company anticipates no borrowings under its credit facility in fiscal 2010.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, August 25, 2009, from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations site at http://www.winn-dixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888.713.4214 or 617.213.4866 with access code 50489748. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from August 25 through September 1, 2009, it can also be accessed by calling 888.286.8010 or 617.801.6888. The replay access code is 23995298.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 515 retail grocery locations, including more than 400 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedules of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin,

including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems, including programs to support retail pricing policies; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2009, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	12 weeks ended
	June 24, 2009		June 25, 2008
Dollar amounts in thousands except per share data	Amount	%	Amount	%
Net sales	$1,715,038	100.0	$1,690,754	100.0
Cost of sales, including warehouse and delivery expenses	1,214,605	70.8	1,235,664	73.1

Gross profit on sales	500,433	29.2	455,090	26.9
Other operating and administrative expenses	477,846	27.9	460,670	27.3
Impairment charges	3,666	0.2	792	—

Operating income (loss)	18,921	1.1	(6,372)	(0.4)
Interest expense, net	1,604	0.1	509	—

Income (loss) before income taxes	17,317	1.0	(6,881)	(0.4)
Income tax expense (benefit)	7,922	0.5	(1,388)	(0.1)

Net income (loss)	$9,395	0.5	$(5,493)	(0.3)

Basic and diluted earnings (loss) per share	$0.17		(0.10)

Weighted average common shares outstanding-basic	54,481		54,081

Weighted average common shares outstanding-diluted	54,786		54,081

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income (loss)	$9,395		(5,493)
Adjustments to reconcile net income (loss) to EBITDA:
Income tax expense (benefit)	7,922		(1,388)
Depreciation and amortization	24,344		22,916
Favorable and unfavorable lease amortization, net	1,243		648
Interest expense, net	1,604		509

EBITDA	44,508		17,192

Adjustments to reconcile EBITDA to Adjusted EBITDA
Share-based compensation	3,918		3,269
Post-emergence bankruptcy-related professional fees	506		607
Self-insurance reserve adjustment	(8,343)		(12,277)
Impairment charges	3,666		792

Adjusted EBITDA	$44,255		9,583

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Dollar amounts in thousands except per share data	52 weeks ended
	June 24, 2009		June 25, 2008
	Amount	%	Amount	%
Net sales	$7,366,965	100.0	$7,281,449	100.0
Cost of sales, including warehouse and delivery expenses	5,268,549	71.5	5,297,898	72.8

Gross profit on sales	2,098,416	28.5	1,983,551	27.2
Other operating and administrative expenses	2,034,623	27.6	1,959,582	26.9
Gain on insurance settlement	(22,430)	(0.3)	—	—
Impairment charges	5,536	0.1	1,002	—

Operating income	80,687	1.1	22,967	0.3
Interest expense (income), net	4,978	0.1	(3,063)	(0.1)

Income before income taxes	75,709	1.0	26,030	0.4
Income tax expense	35,920	0.5	13,218	0.2

Net income	$39,789	0.5	$12,812	0.2

Basic and diluted earnings per share	$0.73		0.24

Weighted average common shares outstanding-basic	54,347		53,959

Weighted average common shares outstanding-diluted	54,583		54,306

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$39,789		12,812
Adjustments to reconcile net income to EBITDA:
Income tax expense	35,920		13,218
Depreciation and amortization	99,566		88,460
Favorable and unfavorable lease amortization, net	3,211		3,295
Interest expense (income), net	4,978		(3,063)

EBITDA	183,464		114,722

Adjustments to reconcile EBITDA to Adjusted EBITDA
Share-based compensation	15,469		13,468
Post-emergence bankruptcy-related professional fees	2,294		3,204
Gain on insurance settlement	(22,430)		—
Self-insurance reserve adjustment	(17,528)		(30,593)
Impairment charges	5,536		1,002
VISA / MasterCard settlement	(2,563)		—

Adjusted EBITDA	$164,242		101,803

CONDENSED CONSOLIDATED BALANCE SHEETS

Dollar amounts in thousands except par value	June 24, 2009	June 25, 2008
ASSETS
Current assets:
Cash and cash equivalents	$182,823	201,275
Trade and other receivables, less allowance for doubtful receivables of $3,946 ($1,906 at June 25, 2008)	70,115	79,912
Insurance claims receivable	—	2,197
Income tax receivable	3,351	4,874
Merchandise inventories, less LIFO reserve of $39,252 ($24,738 at June 25, 2008)	665,481	649,022
Prepaid expenses and other current assets	32,571	42,099

Total current assets	954,341	979,379

Property, plant and equipment, net	591,712	446,866
Intangible assets, net	225,732	294,775
Deferred tax assets, non-current	37,987	39,454
Other assets, net	5,277	15,047

Total assets	$1,815,049	1,775,521

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$10,888	7,920
Accounts payable	333,471	340,211
Reserve for self-insurance liabilities	71,744	73,365
Accrued wages and salaries	80,796	77,575
Accrued rent	35,274	39,464
Deferred tax liabilities	45,792	50,557
Accrued expenses	81,240	76,244

Total current liabilities	659,205	665,336

Reserve for self-insurance liabilities	117,396	121,000
Long-term borrowings under credit facility	—	58
Unfavorable leases	110,936	126,049
Obligations under capital leases	24,378	17,698
Other liabilities	24,036	19,753

Total liabilities	935,951	949,894

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 54,582,067 shares issued; 54,483,540 outstanding at June 24, 2009 and 54,179,890 shares issued; 54,081,363 outstanding at June 25, 2008.	54	54
Additional paid-in-capital	791,567	776,059
Retained earnings	81,066	41,277
Accumulated other comprehensive income	6,411	8,237

Total shareholders’ equity	879,098	825,627

Total liabilities and shareholders’ equity	$1,815,049	1,775,521

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in thousands	52 weeks ended
	June 24, 2009	June 25, 2008
Cash flows from operating activities:
Net income	$39,789	12,812
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of assets, net	(255)	(2,874)
Gain on insurance settlement	(22,430)	—
Impairment charges	5,536	1,002
Depreciation and amortization	99,566	88,460
Deferred income taxes	35,920	13,218
Share-based compensation	15,469	13,468
Change in operating assets and liabilities:
Favorable and unfavorable leases, net	3,211	3,295
Trade, insurance and other receivables	20,999	33,210
Merchandise inventories	(16,459)	(7,564)
Prepaid expenses and other current assets	9,528	(1,117)
Accounts payable	7,052	69,981
Income taxes payable/receivable	5,534	14,952
Reserve for self-insurance liabilities	(5,225)	(20,125)
Accrued expenses and other	1,321	(10,048)

Net cash provided by operating activities	199,556	208,670

Cash flows from investing activities:
Purchases of property, plant and equipment	(216,885)	(217,766)
Decrease (increase) in investments and other assets, net	1,699	(9,506)
Sales of assets	1,316	16,031
Purchases of marketable securities	—	(72,090)
Sales of marketable securities	—	75,466
Proceeds from insurance	17,601	—

Net cash used in investing activities	(196,269)	(207,865)

Cash flows from financing activities:
Gross borrowings on credit facilities	12,777	11,184
Gross payments on credit facilities	(12,835)	(11,140)
(Decrease) increase in book overdrafts	(12,623)	6,069
Principal payments on capital leases	(9,097)	(7,779)
Proceeds from sales under Employee Stock Purchase Plan	39	—
Cash received from exercised share options	—	190

Net cash used in financing activities	(21,739)	(1,476)

Decrease in cash and cash equivalents	(18,452)	(671)
Cash and cash equivalents at beginning of period	201,275	201,946

Cash and cash equivalents at end of period	$182,823	201,275

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):

	Fiscal 2010 Guidance Range
Dollar amounts in millions	Low - End	High - End
Identical Store Sales	1.0%	2.0%

Net income	$26	$36
Adjustments to reconcile net income to EBITDA:
Income tax expense(1)	0	0
Depreciation and amortization	114	114
Favorable and unfavorable leases amortization, net	3	3
Interest expense, net	7	7

EBITDA	150	160

Adjustments to reconcile EBITDA to Adjusted EBITDA:
Share-based compensation	19	19
Post-emergence bankruptcy-related professional fees	1	1
Gain on insurance settlement	0	0
Self-insurance reserve adjustment	0	0
Impairment charges	0	0
VISA/Mastercard settlement	0	0

Adjusted EBITDA	$170	$180

(1)

SFAS 141R, “Business Combinations,” is effective for fiscal years beginning after December 15, 2008, and as such, the Company will adopt this standard in fiscal 2010. Under SFAS 141R, changes in deferred tax asset valuation allowances after emergence from Chapter 11 will affect income tax expense. Benefits associated with recognition of tax attributes that existed at the time of emergence from bankruptcy protection through June 24, 2009, reduced intangible assets. Upon adoption of SFAS 141R in fiscal 2010, reversals of the valuation allowance will instead be reflected as reductions in income tax expense.